SCHEDULE 14A

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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From:     Acosta, Marco
Sent:     Wednesday, August 23, 2006 5:33 PM
To:
Subject:  Tri-Continental Corporation (NYSE: TY)

Thank you for taking the time to write us and for giving us the opportunity to add our perspective to the issues you raised.

One of the issues you raised concerns the stockholders list. The Corporation did resist furnishing the list to Elyse Nakajima, the niece of Arthur Lipson, leader of Western Investment Hedged Partners, however, it was never an attempt to dismiss outsider dissent.

As you may remember, February 9, 2006, was fixed as the record date for the determination of Stockholders entitled to notice and to vote at Tri-Continental's 76th Annual Meeting of Stockholders. On February 24, 2006, Mr. Lipson gave Ms. Nakajima 100 shares of Tri-Continental stock as a "gift." On March 2, 2006 Ms. Nakajima made a written demand for the stockholder list to be provided to the group of hedge funds associated with Western Investments and their designees.

This "gift" given post record date*, and various false and misleading statements in the hedge funds' original proxy statement, compelled us to seek guidance. Please note on April 7, 2006 the hedge funds filed and delivered a supplement* to their proxy statement dated March 2, 2006, which addressed some of our concerns.

With respect to the current proposal to amend the Corporation's charter to provide that one-third (1/3) of all of the votes entitled to be cast at a Stockholders meeting constitutes a quorum, we do not feel the system is being circumvented. Actually, it improves the chances of either slate of Directors to win. Although in the May Stockholders meeting, Tri-Continental's Directors seeking reelection were supported by a significant majority of the votes cast, they were not elected because no candidate received at least 50% of the votes entitled to be cast. (The hedge fund's dissident slate received 25% of outstanding shares, with only 18% coming from stockholders and 7% from the hedge funds. Tri-Continentals nominees, received 45% of the outstanding shares.)

Additionally, members of the hedge funds have a history of subverting the democratic process for closed-end funds (CEFs) by refusing to cast their votes, and thereby depriving corporations of the necessary quorum to elect directors and conduct other business.

With regard to the discount, the Manager (Seligman) has undertaken extensive research on the discount of closed-end fund companies and reported its findings annually to the Tri-Continental Board since 1995. These studies have not determined a single variable or factor that seems capable of explaining the reason many closed-end funds typically sell at discounts, but can also sell at premiums. Yesterday, 74% of all domestic equity CEF's traded at a discount.* Additionally, the one S&P 500 index CEF traded at a 6.8% discount with a 2006 high month-end discount of 8.3%.*

We take our fiduciary responsibility very seriously. As such, we survey our shareholders regarding the discount, among other things, in our Annual Telephone Survey. Although a discount may be perceived negatively by a small percentage of stockholders who wish to sell their shares, the 2005 Telephone Survey of Stockholders found there was little concern with regard to the discount: *81% of telephone respondents indicated that they were either indifferent or pleased with the discount. As the manager of the Fund, it's imperative that we keep all stockholders in mind regarding these matters. DESPITE THESE RESULTS, THE DISCOUNT CONTINUES TO REMAIN AN ISSUE OF CONCERN FOR THE MANAGER AND THE BOARD OF DIRECTORS.

The Corporation's Board has re-evaluated and re-approved the Stock Repurchase Program every year since 1998. The Program was instituted to reduce the number of shares outstanding, increase the net asset value (NAV), and add to the overall liquidity of Tri-Continental shares in the market, benefiting all Stockholders. In this, we have been successful. There are fewer shares outstanding and the Corporation's NAV is higher than if shares had not been repurchased. While this program was not designed specifically to narrow the discount, it may be a secondary effect--our studies showed that CEF's with higher share count growth tended to trade at wider discounts. More recently, however, this relationship has actually reversed, and the CEF's with more rapid share count growth have, in general, had narrower discounts and even trade at premiums. Since the Board instituted the Program in 1998, Tri-Continentals discount has averaged 14.9%, down from 17.1% over the prior five-year period, and has been as low as 7.6%.

Additionally, we are actively engaged in promoting Tri-Continental including proactive contact with the sell-side analyst community in an effort to educate financial advisors and increase demand for Tri-Continental, increased market awareness and access to current information through the Corporation's website (www.tricontinental.com), and an ongoing investor relations program. And finally, we are a founding member of the Closed-End Fund Association and participate in industry trade shows and conferences.

As stated above, although a discount may be perceived negatively by some stockholders who wish to sell their shares, an investment in a CEF trading at a discount has advantages, both at the time of purchase and through the life of the investment. An investment in a CEF trading at a 15% discount:

     o    Buys a dollar worth of assets for 85 cents on the dollar, and

     o    Enhances the stockholders dividend yield by 17.6%.

Another concern you have is with the performance of the Fund. I want to assure you that the continuing improvement of Tri-Continental's relative investment results is a top priority.


When compared to the S&P 500, the 1990's was a challenging time for Tri-Continental. Our focus on a high quality diversified stock portfolio, combined with other income producing assets classes, e.g., high quality corporate bonds, U.S. Government Securities, Fixed Time Deposits, etc., resulted in performance that lagged the all stock S&P 500 index. The chart below shows Tri-Continental's portfolio weightings in other asset classes through the middle of the 1990's, along with its NAV performance relative to the S&P 500.

                                   1995      1996      1997      1998
                                   -----     -----     -----     -----
TY NAV Results                     30.8%     21.4%     26.6%     25.8%
S&P 500                            37.6      23        33.4      28.6
TY % weighting in fixed income     15        12        4.5       9

Although these assets classes detracted from our returns relative to the S&P 500, they provided above average income for our investors and also lowered the overall volatility and risk of the Fund. We believe our investment philosophy/values are consistent with our stockholders. (Tri-Continental's 1- and 10-Year Beta,* based on NAV: 0.94 and 0.90, respectively.)

Furthermore, the exceptional performance from an extremely narrow list of stocks masked the true investment results in the broad market, particularly in 1999. Nineteen Ninety-Nine, was one of the most challenging years in the 77 year history of the Fund versus the S&P 500; the Fund's NAV total return was 10.7% compared to the S&P 500 21%. In 1999, just over half of the stocks in the S&P 500 had positive returns. In addition, the outsized return of a few stocks skewed the indices. Just seven stocks were responsible for half of the S&P 500's return; five of these were technology companies, with four of those delivering astounding triple-digit returns. Large-cap growth and technology companies continued to dominate, while value stocks underperformed considerably. The market was driven to a large degree by momentum and, in such a market, valuation and fundamentals were largely ignored.

Although the Fund outperformed the S&P 500 in the subsequent 2000-2002 bear market, management was not satisfied. The Seligman Core Investment Team was reconstructed and Jack Cunningham was hired to lead the Team. The incontrovertible fact is Tri-Continental's relative investment performance continues to improve under the leadership of portfolio manager Jack Cunningham. Last week, Tri-Continental's net asset value (NAV) and market price reached near five-year highs.

As of Friday, August 18, 2006:

                          AVERAGE ANNUAL RETURNS    CUMULATIVE RETURNS
                          ----------------------    ------------------
                   YTD       1-YEAR    3-YEARS            3-YEARS
                  ------     -------   -------            -------
Market Price      10.47%     12.58%    12.44%              42.15%
NAV               6.21       8.57      11.46               38.48
S&P 500           5.59       8.87      11.14               37.51

It's important to hear from Stockholders. I hope I have adequately addressed your concerns.

I can assure you, we will continue to focus on improving Tri-Continental's investment results and work to build and maintain your trust.

Sincerely,
MARCO F. ACOSTA
Asst. Vice-President
Seligman Services, Inc.
100 Park Ave
New York, NY 10017
P: 800.597.6068, option 1
P: 212.850.1539
F: 212.682.7779
mailto:acostam@jwseligman.com

IN ORDER OF APPEARANCE:
-----------------------
*  Schedule 14-A, 4/10/06--SEC Edgar Filing
*  Schedule 14-A, 4/7/06--SEC Edgar Filing
*  Source: ETFConnect.com
*  Source: ETFConnect.com
*  Independent telephone survey conducted annually (2004 82%, 2002 84%, 2001
   80%.)
* Source: Wiesenberger, as of March 31, 2006 Beta: A quantative measure of volatility of a given stock, mutual fund, or portfolio, relative to the overall market, usually the S&P 500. A beta above 1 is more volatile than the overall market, while a beta below 1 is less volatile.